WPS RESOURCES CORPORATION
                  1999 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Section 1.     Purpose

               The purpose of the WPS Resources Corporation 1999 Non-Employee Directors Stock Option Plan (the "Plan") is to promote the best interests of WPS Resources Corporation (the "Company") and its shareholders by encouraging and providing for the acquisition of an equity interest in the success of the Company by the members of the Company's Board of Directors (the "Board") who are not employees of the Company or any of its affiliates ("Non-employee Directors").

Section 2.     Effective Date

               The Plan shall become effective on December 9, 1999 (the "Effective Date").

Section 3.     Administration

               The Plan is generally intended to be self-governing. Notwithstanding the foregoing, the Board shall have the authority to (a) construe the Plan and any option award agreement and determine all questions arising thereunder, (b) adopt and amend rules and regulations with respect to ministerial matters under the Plan, (c) determine the form of the option award agreement, and (d) make determinations under Section 4.3. Any determination of the Board shall be final and conclusive. Except to the extent prohibited by applicable law, the Board may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

Section 4.     Stock Subject to Plan

               4.1. Number. Subject to adjustment as provided in Section 4.3, the total number of shares of Common Stock of the Company, par value of $1.00 per share (the "Stock"), which may be issued under the Plan shall not exceed 100,000. The shares to be delivered under the Plan shall consist solely of treasury Stock.

               4.2. Unused Stock: Unexercised Rights. If, after the Effective Date, if an option is forfeited or otherwise terminates, expires or is canceled prior to the delivery of all of the shares of Stock or of other consideration issuable or payable pursuant to such option, then the remaining number of shares of Stock counted against the number of shares available under the Plan in connection with the grant of such option shall again be available for the granting of additional options under the Plan.

               4.3. Adjustment in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the


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Company,  issuance  of  warrants  or other  rights  to  purchase  Stock or other securities of the Company, or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board may, in such manner as it deems equitable, adjust any or all of (a) the number and type of shares of Stock subject to the Plan and which thereafter may be made the subject of options under the Plan; (b) the number and type of shares of Stock subject to outstanding options; and (c) the grant, purchase or option price with respect to any option; provided, however, that options granted under the Plan prior to any such transaction or event shall be subject only to such adjustments as shall be necessary to maintain the proportionate interest of the Non-employee Director and preserve, without exceeding, the value of such options; and provided further that the number of shares of Stock subject to any award payable or denominated in Stock shall always be a whole number.

Section 5.     Term of the Plan

               No award shall be granted under the Plan after December 31, 2008; provided, however, that any option theretofore granted shall extend beyond such date and, to the extent set forth in the Plan, the authority of the Board to alter any such award and to amend the Plan shall extend beyond such date.

Section 6.     Stock Options

               6.1. Grant of Options. Non-employee Directors shall be granted nonqualified stock options under the Plan in the manner set forth in this
Section 6 (with each such date on which options are granted being referred to herein as a "Grant Date").

               (a) On December 9, 1999, each Non-employee Director shall be granted a nonqualified stock option to purchase 3,000 shares of Stock.

               (b) At such times as the Board may determine while this Plan is in effect, the Board may, but need not, grant to each Non-employee Director, or to designated Non-employee Directors, a nonqualified option to purchase a number of shares determined by the Board in its sole discretion.

               6.2. Exercise Price of Stock Options. The options granted hereunder shall be exercisable at purchase prices equal to One Hundred percent (100%) of the fair market value of the Stock on the Grant Date. The fair market value of a share of Stock on the date in question shall be the closing price of a share of Stock on such date as reported on the composite list used by the Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale ("Fair Market Value").

               6.3. Term and Exercise. Subject to Section 6.5, each option granted hereunder will be exercisable during the period beginning on the first anniversary of the Grant Date and ending at the close of business on the tenth anniversary of the Grant Date; provided, however, that the Board may provide, as part of any option agreement under Section 6.4


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below, for a more limited  exercise period that becomes  effective on the date a
Non-employee  Director ceases to be a member of the Board.  For purposes of this
Section 6.3, a Non-employee Director will not be considered to have ceased being a member of the Board in the event that such individual becomes an employee of the Company or any of its affiliates.

               6.4. Option Agreement. Each option shall be evidenced by a written option agreement that shall specify the date of grant, the option price, the duration of the option, and the number of shares of Stock to which the option pertains. No person shall have any rights under any option granted under the Plan unless and until the Company and the Non-employee Director to whom the option was granted shall have executed an option agreement.

               6.5. Exercise and Available Shares. Each option may be exercised by submitting an option exercise form to the Secretary accompanied by full payment of the exercise price therefor. An option may be exercised only to the extent that the Company has Treasury shares available for delivery hereunder. Nothing herein shall require the Company to obtain or maintain a sufficient number of Treasury shares to satisfy the exercise of any option granted hereunder. In the event that a sufficient number of Treasury shares are not available for issuance, shares of Stock shall be issued to the optionee whose exercise form was received by the Company on the earliest date. In the event that two or more optionees shall submit a notice of exercise on the same date and the Company does not have a sufficient number of Treasury shares to satisfy all of the option exercises, shares of Stock shall be issued to all of the optionees who submitted an exercise form on the same date pro rata in accordance with the number of options being exercised. If a sufficient number of Treasury shares are not available for the satisfaction of any option exercise, the option exercise form shall expire at midnight on the date of exercise and the Non-employee Director must again submit an option exercise form at a later date in order to exercise that number of options for which shares of Stock were not issued.

               6.6. Payment. Payment of the purchase price of options may be made (a) by delivery of cash or certified check; (b) by delivery to the Company of other shares of Stock which shall have been owned for at least six (6) months (or such lesser or greater period as may be necessary in order to comply with applicable securities laws) and which shall have a Fair Market Value equal to the exercise price of the shares being exercised; (c) by any combination of (a) and (b); or (d) if an appropriate registration statement has been filed under the Securities Act of 1933, by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Stock and deliver the sale or margin loan proceeds directly to the Company to pay the purchase price.

Section 7.     Transferability

               Each option granted under the Plan shall not be assignable, alienable, saleable or transferable, other than by will or the laws of descent and distribution. Each option shall be exercisable, during the lifetime of the Non-employee Director, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative. No option may be pledged, alienated, attached or otherwise encumbered, and any purported


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pledge,  alienation,  attachment or encumbrance  shall be void and unenforceable against the Company.

Section 8.     Rights of Directors

               Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Non-employee Director's service at any time nor confer upon any Non-employee Director any right to continue in the service of the Company.

Section 9.     Cancellation of Options

               Notwithstanding anything herein to the contrary, the Board may, in its sole and absolute discretion, cancel any option granted hereunder, if the Board determines that such cancellation is necessary to permit a transaction, in which the Company or any affiliate is a party, to be accounted for on a pooling-of-interests basis.

Section 10.    Amendment, Modification and Termination of Plan

               The Board may at any time amend, alter, suspend, discontinue or terminate the Plan and subject to the limitations prescribed herein, may at any time amend or alter any option award agreement. Termination of the Plan shall not affect the rights of Non-employee Directors with respect to options previously granted to them, and all unexpired options shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions. The rights and obligations of any option granted before any amendment of this Plan or amendment of the option award agreement shall not be materially adversely affected by such amendment except with the consent of the person who holds the option.

Section 11.    Legal Construction

               11.1. Requirements of Law. The granting of options under the Plan and the issuance of shares of Stock in connection with an option, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

               11.2. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Wisconsin.

               11.3. Severability. If any provision of the Plan or any option agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or option, or would disqualify the Plan, under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan, any option agreement or the option, such provision shall be stricken as to such jurisdiction, person or option, and the remainder of the Plan, any such option agreement and any such option shall remain in full force and effect.


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